Exhibit 99.1

Repro Med Systems, Inc. Gives Business Update Including Preliminary Revenue Results for Q4 2016

CHESTER, NY / March 31, 2016 / Repro Med Systems, Inc. dba RMS Medical Products (OTCQX: REPR) announced that fourth quarter preliminary net revenues will exceed $3.2 million, representing a slight increase over the $3.1 million of the previous quarter.   Sales are led by the Company’s proprietary infusion products.  The Company’s fiscal year ended February 29, 2016.

This month the Company participated in the 25th Annual National Home Infusion Association (NHIA) Conference and Expo in New Orleans, LA and used the occasion to introduce its new “On-Line Calculator”, a tool to help determine which of the Company’s Precision Flow Rate Tubing™ and RMS HIgH-Flo Subcutaneous Needle Sets™ to use based on the medication being administered and desired time of infusion.

RMS Medical Products was one of 110 exhibitors in attendance at NHIA.   Customers responded well to the new calculator and expressed that the new format of the “On-Line Calculator”, which can be used on any computer, tablet, or mobile device, was easy to use and very helpful.  The marketing and sales teams continue to build new relationships and expand the Company’s customer base as evidenced by continued strong sales.

Andy Sealfon, Company President and CEO commented, “The military has expressed interest in our products for utilization in emergency applications as well as use in VA hospitals.  We believe that because of our performance standards and the reliability of our products, we will provide them with great value and benefits.”

The Company manufactures medical products used for infusions and suctioning. The Infusion product portfolio currently includes the FREEDOM60(R) and the newer FreedomEdge™ Syringe Infusion Pumps, RMS Precision Flow Rate Tubing(TM) and RMS HIgH-Flo(TM) Subcutaneous Safety Needle Sets. These devices are used for infusions administered in professional healthcare settings as well as at home. The Company’s RES-Q-VAC line of medical suctioning products is used by emergency medical service providers in addition to a variety of other healthcare providers.

NHIA is a trade association representing the interests of entities providing infusion and specialty pharmacy products and services to home-based infusion patients.

The Company’s website is www.rmsmedicalproducts.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes”, “belief”, “expects”, “intends”, “anticipates”, “will”, or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

For more information please call:

Mike King

702 650 3000

Princeton Research

SOURCE: RMS Medical Products